Exhibit 99.1
Reynolds Consumer Products Reports
Third Quarter 2026 Financial Results
Gross Profit Growth Despite Commodity Inflation
Productivity Gains Fueling Reinvestment
Maintaining Full Year 2026 Revenue & Adjusted EBITDA Outlook

LAKE FOREST, Ill., November 4, 2026 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company”) (Nasdaq: REYN) today reported financial results for the third quarter ended September 30, 2026.

“We delivered a solid third quarter in a volatile operating environment, acting decisively to address significant commodity inflation and delivering earnings in-line with our guidance,” said Scott Huckins, President and Chief Executive Officer. “We made further progress on our productivity initiatives, allowing us to continue investing behind our brands, innovation and other strategic initiatives. Disciplined execution remains critical as we navigate the balance of the year, and we remain focused on delivering against our full-year 2026 outlook and establishing a strong foundation for future growth.”

Third Quarter 2026 Highlights
•Net Revenues of $944 million compared to $931 million in Q3 2025
◦Retail Net Revenues of $865 million compared to $864 million in Q3 2025
◦Non-Retail Net Revenues1 of $79 million compared to $67 million in Q3 2025
•Net Income of $58 million compared to $79 million in Q3 2025, and Adjusted Net Income of $83 million compared to $88 million in Q3 2025
•Adjusted EBITDA of $163 million compared to $168 million in Q3 2025
•Earnings Per Share of $0.28 compared to $0.38 in Q3 2025, and Adjusted Earnings Per Share of $0.39 vs. $0.42 in Q3 2025
Net Income decreased to $58 million from $79 million in Q3 2025. Adjusted Net Income, which excludes certain items affecting comparability in each period as shown in the reconciliation tables at the end of this release, was $83 million, at the high end of our outlook, and compares to $88 million in the third quarter of 2025. Adjusted EBITDA decreased $5 million to $163 million compared to the prior year period, primarily driven by the impact of 7% lower retail volumes and increased SG&A costs, as we continue to reinvest in the business.

__________________________________________________
1Non-Retail Revenues consist of aluminum sales made to food service and industrial customers.

Third Quarter Key Business Segment Results
As outlined in our first quarter earnings release, effective January 1, the Company realigned its former Hefty Waste & Storage and Presto Products operating segments to enhance efficiency, sharpen its innovation focus, and better support future expansion into adjacent categories. These changes did not impact previously reported consolidated results. All prior periods are recast to conform with current year presentation.

Reynolds Cooking & Kitchen Essentials
•Net Revenues increased $29 million, or 9%, to $337 million, reflecting increases in both Retail and Non-retail Revenues, and included an 18% price increase to recover input cost increases.
•Adjusted EBITDA decreased $4 million to $49 million, as pricing actions fully offset higher input costs, but lower volumes resulted in the year-over-year decline.

Hefty® Waste & Clean-Up
•Net Revenues increased $4 million to $248 million and included a 5% price increase to recover input cost increases.
•Adjusted EBITDA increased $4 million to $76 million, due to productivity gains across the supply chain.

Hefty® Home & Tableware
•Net Revenues decreased $14 million to $186 million, due to the impact of lower volumes driven by elasticities and continued foam declines.
•Adjusted EBITDA decreased $4 million to $25 million, primarily due to the impact of lower volumes.

Hefty® Storage & Organization
•Net Revenues decreased $8 million to $172 million, reflecting volume timing after strong Q2 promotions.
•Adjusted EBITDA decreased $6 million to $30 million, driven primarily by the impact of lower volumes.
Year to Date 2026 Highlights
•Net Revenues of $2,765 million compared to $2,687 million in the comparable prior year period
◦Retail Net Revenues of $2,556 million compared to $2,517 million in the comparable prior year period
◦Non-Retail Net Revenues of $209 million compared to $170 million in the comparable prior year period
•Net Income of $206 million compared to $184 million in the comparable prior year period, and Adjusted Net Income of $231 million compared to $220 million in the comparable prior year period
•Adjusted EBITDA of $464 million compared to $447 million in the comparable prior year period
•Earnings Per Share of $0.97 compared to $0.87 in the comparable prior year period, and Adjusted Earnings Per Share of $1.09 vs. $1.05 in the comparable prior year period

For the first nine months of 2026, Net Income increased to $206 million from $184 million in the comparable period of 2025. Adjusted Net Income, which excludes certain items affecting comparability in each period as shown in the reconciliation tables at the end of this release, was $231 million compared to Adjusted Net Income of $220 million in the comparable period of 2025. Adjusted EBITDA was $464 million compared to $447 million in the comparable period of 2025, primarily attributable to lower operational costs and the timing of pricing actions in relation to input cost increases, partially offset by the impact of 3% lower retail volumes and higher SG&A costs, as we continue to reinvest across the business.

Owl’s Head Alloys Acquisition
Subsequent to quarter end, we completed the acquisition of Owl’s Head Alloys ("OHA") for $110 million on a cash-free, debt-free basis, subject to customary post-closing adjustments. The acquisition was paid for in cash provided by borrowings under our Revolving Credit Facility. OHA adds specialized aluminum processing capabilities that complement our manufacturing network and expands our vertically integrated capabilities.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $25 million at September 30, 2026 and debt was $1,531 million, resulting in Net Debt of $1,506 million. Net Debt to Trailing Twelve Months Adjusted EBITDA1 was 2.2x on September 30, 2026 and at the lower end of the Company’s target leverage range.

“Through the first nine months of the year, we have grown Adjusted EBITDA to $464 million, improving our profitability through strong productivity gains,” said Nathan Lowe, Chief Financial Officer. “With leverage at the low end of our target range, we are well positioned to continue investing across the business to strengthen our capabilities and extend our competitive position, while supporting long-term cash generation and returns to shareholders.”

1Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Full Year 2026 and Fourth Quarter Outlook
The Company is reiterating its full year 2026 Net Revenues outlook of a range of +1% to +3%, compared to 2025 Net Revenues of $3,721 million. Given the adjustments made during the third quarter, the Company expects Net Income in the range of $307 million to $320 million, with EPS of $1.45 to $1.51. The Company now expects Adjusted Net Income in the range of $332 million to $345 million. Full-year Adjusted EPS guidance is unchanged at $1.57 to $1.63. The Company is reiterating its full-year 2026 Adjusted EBITDA outlook of $660 million and $675 million.

Based on the full-year outlook, the implied fourth quarter 2026 Net Revenues range is expected to be -3% to +3% compared to fourth quarter 2025 Net Revenues of $1,034 million. Net Income and Adjusted Net Income are expected to be in the range of $101 million to $114 million in the fourth quarter, with EPS and Adjusted EPS expected to be in the range of $0.48 to $0.54. The Company expects fourth quarter Adjusted EBITDA to be in the range of $196 million to $211 million.

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on November 30, 2026, to shareholders of record as of November 16, 2026.

Earnings Webcast
The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at
https://investors.reynoldsconsumerproducts.com.

About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household essentials designed to simplify daily life, so consumers can enjoy what matters most. Found in 95% of U.S. homes, the Company offers trusted solutions for cooking, serving, clean-up, and storage. Its portfolio features iconic brands like Reynolds® and Hefty®, along with store brand products tailored to retail partners. Reynolds holds the No. 1 or No. 2 market share in most of the categories it serves. Learn more at: investors.reynoldsconsumerproducts.com

Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our priorities to realize benefits from past initiatives and invest in future growth, and our expectations for sustainable earnings growth and long-term shareholder value, and our anticipated Net Revenue, Net Income, Adjusted Net Income, EPS, Adjusted EPS and Adjusted EBITDA for fourth quarter and fiscal year 2026 guidance. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “will,” “should,” “may,” “might,” “intends,”

“outlook,” “forecast”, “position,” “committed,” “plans,” “predicts,” “model,” “assumes,” “confident,” “look forward,” “potential,” “on track,” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and profitability, management of costs and other disruptions and other strategies, the impact of the imposition of tariffs, consumer demand trends, retailer inventory and promotional decisions, inflationary pressures, our ability to recover commodity cost increases through pricing actions, our ability to successfully integrate acquired businesses and realize anticipated benefits from acquisitions, environmental liabilities and remediation obligations, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Jill Koval
Jill.Koval@ReynoldsBrands.com

Media Contact
Rachel Bjork
Rachel.Bjork@ReynoldsBrands.com

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net revenues	$944	$931	$2,765	$2,670
Related party net revenues	—	—	—	17
Total net revenues	944	931	2,765	2,687
Cost of sales	(708)	(698)	(2,076)	(2,039)
Gross profit	236	233	689	648
Selling, general and administrative expenses	(106)	(99)	(322)	(300)
Other expense, net	(32)	(11)	(33)	(32)
Income from operations	98	123	334	316
Interest expense, net	(22)	(21)	(65)	(63)
Debt refinancing expense	—	—	—	(13)
Income before income taxes	76	102	269	240
Income tax expense	(18)	(23)	(63)	(56)
Net income	$58	$79	$206	$184

Earnings per share:
Basic	$0.28	$0.38	$0.98	$0.87
Diluted	$0.28	$0.38	$0.97	$0.87

Weighted average shares outstanding:
Basic	210.8	210.3	210.7	210.3
Diluted	211.8	210.4	211.8	210.3

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
(amounts in millions, except for per share data)

	(Unaudited)
	As of September 30, 2026	As of December 31, 2025
Assets
Cash and cash equivalents	$25	$147
Accounts receivable (net of allowance for doubtful accounts of $1 and $2)	343	355
Other receivables	12	10
Inventories	775	584
Other current assets	40	20
Total current assets	1,195	1,116
Property, plant and equipment (net of accumulated depreciation of $1,100 and $1,034)	862	823
Operating lease right-of-use assets, net	102	98
Goodwill	1,895	1,895
Intangible assets, net	926	943
Other assets	129	61
Total assets	$5,109	$4,936
Liabilities
Accounts payable	$428	$387
Current operating lease liabilities	26	23
Income taxes payable	1	14
Accrued and other current liabilities	208	153
Total current liabilities	663	577
Long-term debt	1,531	1,580
Long-term operating lease liabilities	83	81
Deferred income taxes	358	350
Long-term postretirement benefit obligation	13	13
Other liabilities	129	82
Total liabilities	$2,777	$2,683
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.9 and 210.3 shares issued and outstanding	—	—
Additional paid-in capital	1,434	1,431
Accumulated other comprehensive income	36	20
Retained earnings	862	802
Total stockholders’ equity	2,332	2,253
Total liabilities and stockholders’ equity	$5,109	$4,936

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Nine Months Ended September 30,
	2026	2025
Cash provided by operating activities
Net income	$206	$184
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	98	100
Deferred income taxes	2	12
Stock compensation expense	10	18
Change in assets and liabilities:
Accounts receivable, net	12	(7)
Other receivables	(1)	(7)
Related party receivables	—	(1)
Inventories	(191)	(73)
Accounts payable	42	23
Related party payables	—	(9)
Income taxes payable / receivable	(13)	(4)
Accrued and other current liabilities	48	(5)
Other assets and liabilities	11	9
Net cash provided by operating activities	224	240
Cash used in investing activities
Capital expenditures	(143)	(124)
Net cash used in investing activities	(143)	(124)
Cash used in financing activities
Repayment of long-term debt	(50)	(58)
Dividends paid	(145)	(144)
Proceeds from term loan refinancing	—	743
Repayments of existing term loan	—	(743)
Other financing activities	(8)	2
Net cash used in financing activities	(203)	(200)
Net decrease in cash and cash equivalents	(122)	(84)
Cash and cash equivalents at beginning of period	147	137
Cash and cash equivalents at end of period	$25	$53

Cash paid:
Interest - long-term debt, net of interest rate swaps	61	62
Income taxes	73	47

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Kitchen Essentials	Hefty Waste & Clean-Up	Hefty Home & Tableware	Hefty Storage & Organization	Unallocated(1)	Total
Revenues
Three Months Ended September 30, 2026	$337	$248	$186	$172	$1	$944
Three Months Ended September 30, 2025(2)	308	244	200	180	(1)	931
Nine Months Ended September 30, 2026	966	705	583	506	5	2,765
Nine Months Ended September 30, 2025 (2)	862	705	622	500	(2)	2,687
Adjusted EBITDA
Three Months Ended September 30, 2026	$49	$76	$25	$30	$(17)	$163
Three Months Ended September 30, 2025(2)	53	72	29	36	(22)	168
Nine Months Ended September 30, 2026	147	206	96	84	(69)	464
Nine Months Ended September 30, 2025 (2)	140	206	81	86	(66)	447
(1)The unallocated net revenues include other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.
(2)During the three and nine months ended September 30, 2026, the Company realigned two business segments and renamed all segments to better align with strategic objectives. All prior period segment disclosures have been recast to reflect this realignment. This realignment had no effect on our previously reported consolidated results of operations.

Components of Change in Net Revenues for the Three Months Ended September 30, 2026 vs. the Three Months Ended September 30, 2025

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Kitchen Essentials	18%	(6)%	(3)%	9%
Hefty Waste & Clean-Up	5%	(3)%	—%	2%
Hefty Home & Tableware	4%	(11)%	—%	(7)%
Hefty Storage & Organization	4%	(8)%	—%	(4)%
Total RCP	9%	(7)%	(1)%	1%

Components of Change in Net Revenues for the Nine Months Ended September 30, 2026 vs. the Nine Months Ended September 30, 2025

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Kitchen Essentials	18%	(3)%	(3)%	12%
Hefty Waste & Clean-Up	1%	(1)%	—%	—%
Hefty Home & Tableware	4%	(10)%	—%	(6)%
Hefty Storage & Organization	—%	1%	—%	1%
Total RCP	7%	(3)%	(1)%	3%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt,” and “Net Debt to Trailing Twelve Months Adjusted EBITDA” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for certain items described in the reconciliation tables such as income tax expense, net interest expense, depreciation and amortization and certain unusual items that we do not consider representative of our ongoing operating performance. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, adjusted for certain unusual items that we do not consider representative of our ongoing operating performance. We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted EPS as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and fourth quarter 2026, where adjusted, is provided on a non-GAAP basis. Please see reconciliations of non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions)		(in millions)
Net income – GAAP	$58	$79	$206	$184
Income tax expense	18	23	$63	$56
Interest expense, net	22	21	$65	$63
Depreciation and amortization	33	34	$98	$100
Environmental remediation reserve(1)	25	—	25	—
Debt refinancing expense(2)	—	—	—	13
Costs to execute strategic initiatives(3)	—	5	—	17
CEO transition costs(4)	—	6	—	14
Other(5)	7	—	7	—
Adjusted EBITDA (Non-GAAP)	$163	$168	$464	$447
(1)    Reflects estimated costs for environmental remediation at one of our manufacturing facilities.
(2)    Reflects the expense recorded related to our March 2025 Term Loan Facility refinancing.
(3)    Reflects costs related to the execution of cost savings and revenue growth strategic initiatives.
(4)    Reflects compensation and other costs related to the CEO transition effective January 1, 2025.
(5)     Includes acquisition and one-time settlement costs.
Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$58	211.8	$0.28	$79	210.4	$0.38
Adjustments(1):
Environmental remediation reserve	19	211.8	0.09	—	210.4	—
Costs to execute strategic initiatives	—	211.8	—	4	210.4	0.02
CEO transition costs	—	211.8	—	5	210.4	0.02
Other	6	211.8	0.03	—	210.4	—
Adjusted (Non-GAAP)	$83	211.8	$0.39	$88	210.4	$0.42

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized effective tax rate of 23.5% for deductible items in the three months ended September 30, 2026, 23.7% for the comparable prior year period and 0% for non-deductible items.

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$206	211.8	$0.97	$184	210.3	$0.87
Adjustments(1):
Environmental remediation reserve	19	211.8	0.09	—	210.3	—
Debt refinancing expense	—	211.8	—	10	210.3	0.05
Costs to execute strategic initiatives	—	211.8	—	13	210.3	0.06
CEO transition costs	—	211.8	—	13	210.3	0.06
Other	6	211.8	0.03	—	210.3	—
Adjusted (Non-GAAP)	$231	211.8	$1.09	$220	210.3	$1.05

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized effective tax rate of 23.5% for deductible items in the nine months ended September 30, 2026, 23.7% for comparable prior year period and 0% for non-deductible items.

Reynolds Consumer Products Inc.
Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months Adjusted EBITDA
(amounts in millions)

	Twelve Months Ended September 30, 2026	Twelve Months Ended December 31, 2025
Net income – GAAP	$323	$301
Income tax expense	99	92
Interest expense, net	88	86
Depreciation and amortization	133	135
Environmental remediation reserve	25	—
Debt refinancing expense	—	13
Costs to execute strategic initiatives	7	25
CEO transition costs	2	15
Other	7	—
Adjusted EBITDA (Non-GAAP)	$684	$667

Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of September 30, 2026
Long-term debt	1,531
Total debt	1,531
Cash and cash equivalents	$(25)
Net debt (Non-GAAP)	$1,506
For the twelve months ended September 30, 2026
Adjusted EBITDA (Non-GAAP)	$684

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.2x

As of December 31, 2025
Long-term debt	1,580
Total debt	1,580
Cash and cash equivalents	(147)
Net debt (Non-GAAP)	$1,433
For the twelve months ended December 31, 2025
Adjusted EBITDA (Non-GAAP)	$667

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.1x

Reynolds Consumer Products Inc.
Reconciliation of Q4 2026 and FY2026 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended December 31, 2026		Year Ended December 31, 2026
	Low	High	Low	High
Net income (GAAP)	$101	$114	$307	$320
Income tax expense	37	39	100	102
Interest expense, net	21	21	86	86
Depreciation and amortization	37	37	135	135
Environmental remediation reserve	—	—	25	25
Other	—	—	7	7
Adjusted EBITDA	$196	$211	$660	$675

Reynolds Consumer Products Inc.
Reconciliation of Fiscal Year 2026 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance
(amounts in millions, except per share data)

	Net Income		Diluted Shares Outstanding	Diluted Earnings Per Share
	Low	High		Low	High
Fiscal Year 2026 - Guidance	$307	$320	211.8	$1.45	$1.51
Adjustments(1):
Environmental remediation reserve	19	19	211.8	0.09	0.09
Other	6	6	211.8	0.03	0.03
Fiscal Year 2026 - Adjusted Guidance	$332	$345	211.8	$1.57	$1.63

(1)Amounts are after tax calculated using a tax rate of 23.5%, which is the Company’s expected tax rate for FY 2026.